Envision Logistics INC.

INDEPENDENT CONTRACTOR AGREEMENT
(NON-DOT - LESS THAN 10,000 LBS)

This agreement made this day of August 25, 2017 between Envision Logistics, Inc. 1982 Green Bay Rd, Highland Park, IL (COMPANY) and United Express Inc (Contractor) and shall remain in full force and effect for not less thirty (30) days hereafter, ;;(the automatic renewal for succeeding periods following each delivery of the freight and the provision of Proof of Delivery. The acceptance of a load shall be deemed a renewal of this Agreement by Contractor.

THIS AGREEMENT shall enter into force only after all documents were submitted in due time and proper form, and the Contractor has proceeded the Orientation. It is expressly agreed that Contractor shall always be acting as the independent contractor in performing any services for Company.

Company shall carry no worker's compensation insurance, or any health or accident insurance to cover Contractor, or any of his drivers. Company shall not pay any contribution to social security, unemployment insurance, federal or State withholding taxes, nor provide any other contributions, which might be expected in an employer-employee relationship, Contractor agrees to report and pay any necessary amounts for worker's compensation, taxes, unemployment insurance, social security, health insurance and other benefits for himself and his drivers, and indemnify, defend and hold Company harmless.

COMPENSATION POLICY:

1.	The distance of the shipment is measured by the principle “from the zip-code to the zip-code" (not by the exact addresses). Contractor shall provide his real current location to Company to determine the correct empty mileage.
2.	Company submits the direct deposit on Friday for completed payment period from Friday noon to midnight Thursday. In order to receive the compensation, Contractor must:

a) Provide Company with the good-quality photocopy of the Bill of Lading, signed by the receiver at the appropriate place of the document.

b) It must be emailed to dispatch@envision-logistics.com or faxed to 888--507-1358 within 3 hours after completion of the delivery.

c) Submit void check with Contractor's name and address indicated.

3.	If Contractor arrives late at the pick-up or delivery facility without notifying Company Dispatch of the reasons, the automatic 25% rate reduction will be applied. If Contractor wishes to complete pickup/delivery earlier than scheduled, he/she must confirm this with Company Dispatch. Otherwise, it may bring additional charges for Contractor.
4.	If Contractor leaves the shipping facility with the damaged freight and never informs Company Dispatch about it, he/she is fully liable for any charges, claims or rate reductions that might be issued by the broker to Company. Company will not take any liability for the damaged freight transported by Contractor.

RECOVERY POLICY:

1.	Contractor must notify Company Dispatch immediately if the truck is broken during the shipment.
2.	Contractor must provide evidence of the breakage to Company within 48 hours.
3.	Once Contractor's broken truck is reloaded, his rate will be reduced to the needed margin to compensate the delivery of the freight by the new Contractor.

UPDATES POLICY:

1.	Precise and proper communication is required between Contractor and Company. It includes, but is not limited to updates of arrival on pickup/delivery site, update of the picked up freight (number of pieces, total weight, BOLIS, delivery address), update of the name who received the freight and signed the 130I„ update of current location with the zip-code every hour when on the way to the pick up facility, and up to every two hours when going to the delivery destination, or additionally on dispatcher's request.
2.	Contractor must provide all the detailed information regarding the ongoing shipment, and answer all questions of the Company Dispatch.
3.	When Contractor is being loaded with the damaged freight, he/she must notify Company Dispatch, provide it with the pictures of such freight, and wait till he/ she receives the approval to start rolling. Contractor must have the written notice of freight being damaged prior to loading by the representative of the facility with his full name and contact phone number on the Bill of Lading.
4.	Contractors phone must be Macropoint(tracking) compatible. After dispatched Contractor must accept the tacking request(which will be sent to his ph# prior to Pick Up.) and keep it ON until he/she is offloaded.
5.	If driver is in area where macro-point is not accurately updating, he needs to provide verbal updates to dispatch every 4hrs unless otherwise stated.
6.	Failing to provide an accurate updates as required may result to a penalty of $320-$100

Either party may terminate voluntarily as well as for cause. Contractor must not terminate this Agreement voluntarily during the uncompleted shipment. Termination for cause includes, but is not limited to:

1.	Contractor is initiating the direct communication with the broker, thereby competing with Company;
2.	Contractor is changing the bid on the already booked load, canceling the load, etc. thereby harming the Company's professional reputation and its relations with the broker;
3.	Contractor is blackmailing on the rate, detention, layover or any additional compensation;
4.	Contractor is failing to maintain insurance as required by the Company's standards;
5.	Contractor is disturbing dispatchers with personal issues and non-work related matters;
6.	Contractor's poor performance and failure to provide the on time location updates;
7.	Contractor's failure to provide the good quality POD on time, signed in the appropriate place;
8.	Contractor's unacceptable and rude behavior with dispatchers and representatives at the facility;
9.	Contractor slandering, scandalizing or disgracing Company, its policy, employees, etc.
10.	Contractor is otherwise failing to adhere to the requirements of this Agreement or Company Policy.

BY SIGNING THIS AGREEMENT, I ACKNOWLEDGE THAT I FULLY ACCEPT AND UNDERSTAND ALL OF THE ABOVE MENTIONED REQUIREMENTS BETWEEN THE COMPANY AND THE CONTRACTOR, AND COMMIT TO FULLY ADHERE THIS AGREEMENT.

Envision Logistics Inc.
Company

/s/ Natalia Petkova	Driver:	/s/ Andrei A. Stoukan
Signed

Natalia Petkova		Andrei A. Stoukan
Printed		Printed
Manager of Expedite Department		Manager